Exhibit 99.77(c)

ITEM 77C - Matters submitted to a vote of security holders

1.

An annual meeting of shareholders of ING Prime Rate Trust was held on May 6, 2013 to: 1) approve a new investment advisory agreement for the Funds with ING Investments prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by Change of Control Events that occur as part of ING U.S.’s Separation Plan; 2)  approve a new investment sub-advisory agreement between ING Investments and ING IM with respect to certain Funds prompted by the IPO, and to approve, under certain circumstances, any future sub-advisory agreements prompted by Change of Control Events that occur as part of ING U.S.’s  Separation Plan; and 3) elect 13 nominees to the Board of Trustees of ING Prime Rate Trust.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
	1	77,565,460.909	2,554,960.555	2,233,592.532	16,331,548.562	98,685,562.558
	2	77,344,441.531	2,827,093.039	2,182,479.426	16,331,548.562	98,685,562.558
	Proposal	For All	Withhold All	For all Except	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	3	95,782,584.832	2,902,977.726	0.000	0.000	98,685,562.558
John V. Boyer	3	95,902,840.480	2,782,722.078	0.000	0.000	98,685,562.558
Patricia W. Chadwick	3	95,815,852.001	2,869,710.557	0.000	0.000	98,685,562.558
Albert E. DePrince, Jr.	3	95,799,376.341	2,886,186.217	0.000	0.000	98,685,562.558
Peter S. Drotch	3	95,789,427.809	2,896,134.749	0.000	0.000	98,685,562.558
J. Michael Earley	3	95,893,878.954	2,791,683.604	0.000	0.000	98,685,562.558
Martin J. Gavin	3	95,886,917.988	2,798,644.570	0.000	0.000	98,685,562.558
Russell H. Jones	3	95,900,701.946	2,784,860.612	0.000	0.000	98,685,562.558
Patrick W. Kenny	3	95,894,128.575	2,791,433.983	0.000	0.000	98,685,562.558
Shaun P. Mathews	3	95,815,696.315	2,869,866.243	0.000	0.000	98,685,562.558
Joseph E. Obermeyer	3	95,914,269.560	2,771,292.998	0.000	0.000	98,685,562.558
Sheryl K. Pressler	3	95,885,389.743	2,800,172.815	0.000	0.000	98,685,562.558
Roger B. Vincent	3	95,807,557.663	2,878,004.895	0.000	0.000	98,685,562.558

Proposals passed.